As filed with the Securities and Exchange Commission on April 16, 2024

Registration No. 333-238905

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDICENNA THERAPEUTICS CORP.

(Exact Name of Registrant as Specified in its Charter)

Canada	2834	N/A
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

2 Bloor St. W., 7th Floor Toronto, Ontario M4W 3E2, Canada (416) 648-5555
(Address and telephone number of Registrant’s principal executive offices)

C T Corporation 28 Liberty Street New York, New York 10005 1-212-894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)

Copies to:

Charles-Antoine Soulière McCarthy Tétrault LLP 500, Grande Allée Est 9e étage Québec City, Québec G1R 2J7 Canada Telephone: (418) 521-3028	David Hyman Medicenna Therapeutics Corp. 2 Bloor St. W., 7th Floor Toronto, Ontario M4W 3E2 Canada Telephone: (416) 648-5555	Thomas M. Rose Troutman Pepper Hamilton Sanders LLP 401 9th Street, NW, Suite 1000 Washington, DC 20004 United States Telephone: (757) 687-7715

Approximate date of commencement of proposed sale to the public:

Not Applicable

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check the appropriate box below).

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

EXPLANATORY NOTE

This post-effective amendment relates to Registration Statement No. 333-238905 filed June 3, 2020, as amended July 28, 2020 (the “Registration Statement”) by Medicenna Therapeutics Corp. (the “Registrant”) with the Securities and Exchange Commission pertaining to the offering by the Registrant of up to CDN$100,000,000 of common shares, preferred shares, subscription receipts, warrants, and units of the Registrant, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time (the “Offering”).

The Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement to terminate the Offering and to withdraw and remove from registration and deregister certain securities originally registered by the Registrant pursuant to the Registration Statement.

In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities which had been registered for issuance but remain unsold or unissued at the termination of the Offering, the Registrant hereby terminates the effectiveness of the Registration Statement, and removes and withdraws from registration any and all such securities of the Registrant registered pursuant to the Registration Statement that remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this post-effective amendment on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, April 15, 2024.

Medicenna Therapeutics Corp. By: /s/ Fahar Merchant Name: Fahar Merchant Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment on Form F-10 has been signed by the following persons in the capacities indicated on April 15, 2024.

Signature	Title

/s/ Fahar Merchant	President, Chief Executive Officer and Chairman
Fahar Merchant	(principal executive officer)

/s/ David Hyman	Chief Financial Officer
David Hyman	(principal financial and accounting officer)

*	Lead Director
Albert G. Beraldo

*	Director
Karen Dawes

*	Director
Dr. John Geltosky

*	Director
John H. Sampson

* By: /s/ Fahar Merchant

Fahar Merchant

Attorney-in-Fact

April 15, 2024

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this post-effective amendment on Form F-10, solely in the capacity of the duly authorized representative of Medicenna Therapeutics. in the United States, on April 15, 2024.

PUGLISI & ASSOCIATES

By: /s/ Donald J. Puglisi

Name: Donald J. Puglisi

Title: Managing Director